Exhibit 3.1

FOURTH AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

THE BANK OF KENTUCKY FINANCIAL CORPORATION

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned, President of The Bank of Kentucky Financial Corporation, does hereby certify:

1. The name of the Corporation is THE BANK OF KENTUCKY FINANCIAL CORPORATION.

2. The text of the amendment to the Articles of Incorporation is as follows:

Section 6 of the original Articles of Incorporation of THE BANK OF KENTUCKY FINANCIAL CORPORATION is amended to read in full as follows:

6. Commencing at the first shareholders meeting at which Directors are elected, and thereafter, the number of Directors of the Corporation shall be not less than nine (9) nor more than fifteen (15). The number of Directors to be elected at any annual meeting shall be set by Resolution adopted by the Board of Directors within the range as set forth herein. The members of the Board of Directors shall be elected at each annual meeting of shareholders to hold office until the next annual meeting. If at any time there are no shareholders of the Corporation, the then serving Directors of the Corporation are authorized to elect their successors. A Director may be removed prior to the expiration of the Director’s term only for cause by the shareholders at a meeting called for the purpose of removing the Director.

3. The foregoing amendment was recommended by the Board of Directors of the Corporation to the shareholders for approval at a meeting of the Board of Directors held on March 21, 2008 and said amendment was approved and adopted by shareholders of the Corporation at a meeting held April 18, 2008. There was only one class of shares entitled to vote on said amendment. The number of outstanding shares entitled to vote at said meeting was 5,646,907; 4,767,730 shares were indisputably represented at said meeting and 4,703,227 shares were cast for the amendment and 61,036 shares were cast against the amendment. The number of shares cast for the amendment was sufficient for approval by the shareholders of the Corporation.

DATED this 21st of May, 2008.

By:	/s/ Robert W. Zapp
Robert W. Zapp, President
THE BANK OF KENTUCKY FINANCIAL CORPORATION

COMMONWEALTH OF KENTUCKY

COUNTY OF KENTON

The foregoing document was executed and acknowledged before me, a Notary Public, in and for the Commonwealth of Kentucky, by Robert W. Zapp, President of The Bank of Kentucky Financial Corporation this 21st day of May, 2008.

/s/ Melissa A. Behler
Name:	Melissa A. Behler
Notary Public
My Commission Expires: July 11, 2008
Kentucky State at Large